Exhibit 99.1

             STILLWATER MINING REPORTS 2005 FIRST QUARTER RESULTS

    BILLINGS, Mont., May 3 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC) reported a net loss of $1.2 million or $0.01 per diluted share for the first quarter of 2005 on revenue of $127.4 million compared to net income of $13.9 million or $0.15 per diluted share on revenue of $100.7 million for the first quarter of 2004. The 2005 first quarter net loss reflects lower prices on sales of mine production and metal received in the Norilsk Nickel transaction and higher non-cash depreciation and amortization expense due to the additional capital development placed in service during 2005.

     First Quarter 2005 Highlights
     * Revenues of $127.4 million, compared to $100.7 million in the first quarter of 2004.
     * Combined average realized prices for mine production $459 per ounce, 35% higher than combined market prices -- but down from $482 per ounce realized in the first quarter of 2004.
     * Consolidated PGM production of 144,000 ounces; marginally less than the first quarter of 2004.
     * Deliveries of 110,000 ounces of palladium inventory. * Sold 36,000 ounces of PGMs from recycling activities. * Cash, cash equivalents and highly liquid investments increased by
        $27.4 million.
     * SHARP safety award presented to the Analytical Laboratory at the Smelter and Refinery.

    During the first quarter of 2005, the Company's mines produced approximately 144,000 ounces of palladium and platinum, which included 111,000 ounces of palladium and 33,000 ounces of platinum; slightly below the approximately 148,000 ounces produced in the first quarter of 2004, which included 114,000 ounces of palladium and 34,000 ounces of platinum. PGM production at the Stillwater Mine was approximately 105,000 ounces, the same as in the first quarter of 2004, while PGM production at the East Boulder Mine decreased 9% to approximately 39,000 ounces in the first quarter of 2005, compared to approximately 43,000 ounces in the first quarter of 2004. The 2005 first quarter at East Boulder was affected by refurbishment work on existing ore and waste passes within the mine that has now been completed.

    The Company's realized prices per ounce for mine production in the first quarter of 2005 were $355 for palladium, and $820 for platinum, compared to $377 and $862, respectively, in the first quarter of 2004. The Company's combined average realized price per ounce of mine production sold for the first quarter of 2005 was $459 compared to $482 last year. The combined average market price for the first quarter of 2005 was $340 compared to $378 last year. The Company's combined realized price per ounce exceeded the combined average market price for the first quarter of 2005 by $119 per ounce, and for the first quarter of 2004 by $104 per ounce, as a result of the benefit the Company received from floor prices for palladium under its long-term sales contracts, partially constrained by ceiling prices on a portion of the Company's platinum sales and lower than market realizations on platinum forward sales.

    During the first quarter of 2005, the cost of metals sold from mine production was $42.3 million, compared to $47.3 million for the first quarter of 2004, a 11% decrease. The decrease was primarily due to a 7% decrease in ounces sold. Depreciation and amortization expense in the first quarter of 2005 increased by $5.8 million, or 39% over the first quarter of 2004 as a result of depletion of capital development placed into service during 2005.

    Total cash costs per ounce, a non-GAAP measure of production efficiency, on a consolidated basis for the first quarter of 2005 increased to $314 per ounce compared to $284 per ounce for the same period in 2004. The increase is the result of increased labor costs associated with the new union contract at the Stillwater Mine, increased employee health care costs and higher prices for steel, fuel and rubber.

    First quarter 2005 sales include 36,000 ounces of PGMs from secondary processing -- including 11,000 ounces of palladium, 21,000 ounces of platinum and 4,000 ounces of rhodium, -- and 110,000 ounces of palladium out of the inventory received in the 2003 Norilsk Nickel transaction. Corresponding sales for the first quarter of 2004 were 27,000 ounces of PGMs from secondary processing -- including 8,000 ounces of palladium, 17,000 ounces of platinum and 2,000 ounces of rhodium -- and 46,000 ounces of the palladium received in the Norilsk Nickel transaction.

    Announcing the Company's results, Stillwater Chairman and Chief Executive Officer, Francis R. McAllister said, "The first quarter net loss reflects higher non-cash depreciation and amortization expense due to the added amortization of capital development placed in service during 2005. The Company has increased development spending in 2005 at both mines to improve the developed state, preparatory to increasing production at both the East Boulder and the Stillwater Mine. For the first quarter of 2005, primary development totaled 9,153 feet at the Stillwater Mine and 5,762 feet at the East Boulder Mine. These numbers represent 15% and 58% increases, respectively, from the average quarterly feet of advance in 2004. Capital spending for 2005, budgeted at $100 million, is expected to be reduced in 2006 once this expanded development program is completed."

    "Despite the net loss, the Company and its operations generated strong positive cash flow during the first quarter of 2005, resulting in an increase in cash and highly liquid investments of $27.4 million. At the end of the quarter the Company had a total of $136.6 million of available cash, cash equivalents and short-term investments."

    Mr. McAllister continued, "Our operating plans going forward continue to be driven by four primary objectives:

     * at the Stillwater Mine, focus on optimizing our production and cost structure;
     * at the East Boulder Mine, increasing the developed state to realize the cost benefits of operating the mine at design capacity;
     * at the corporate level, continuing to grow our PGM recycling business and to review and optimize our capital structure; and
     * in the market place, helping to raise awareness of palladium's properties in order to increase demand for the metal.

    Some important developments are coming to light in the palladium markets. We continue to see the emergence of palladium's role in the latest diesel emission technology. New palladium-based applications in consumer electronics have recently been announced that could drive demand for palladium and growing worldwide interest in palladium for use as a jewelry metal. As a Company, we have expended a modest amount of effort in promoting palladium jewelry directly, as this use is an important market for our metal."

    Lastly Mr. McAllister commented, "We have felt that the current disparity between palladium and platinum prices could narrow if consumers switch from using platinum to palladium, driven by the historically high platinum price, for existing and new applications. Thus, we have secured the price on about 60% of the Company's anticipated future platinum mine production into January of 2007. Recently, it is becoming increasingly apparent that demand for platinum has continued strong, even with such switching, driven by the growth in diesel engine cars in Europe. Thus, we hope to see a continued strong platinum price and a recovering palladium price. As of March 31, 2005, the Company had open financially settled forward contracts covering a total of 150,800 ounces of platinum at an overall average price of about $817 per ounce."

    STILLWATER MINE
    At the Stillwater Mine, PGM production in the first quarter of 2005 was 105,000 ounces, the same as the first quarter of 2004. During the quarter, total tons milled were 209,000 having a combined mill head grade of 0.55 ounce per ton, the same as last year. The mining rate during the 2005 quarter averaged approximately 2,184 tons of ore per day. Capacity operations at Stillwater is approximately 2,600 ore tons per day.

    During the first quarter of 2005, the total cost of revenues at the Stillwater Mine was essentially flat at $41.6 million, compared to $41.1 million for the first quarter of 2004, due to a $5.2 million build-up of metals inventory from mine production offset by a $4.9 million increase in depreciation and amortization expense as a result of depletion of capital development placed into service during 2005.

    Total cash costs per ounce, a non-GAAP measure of production efficiency, for the first quarter of 2005 increased to $298 compared to $276 for the same period in 2004. The increase is primarily a result of increased labor costs associated with the new union contract, rising health care costs and increased raw material prices. For the year 2005, the Company expects total cash costs at the Stillwater Mine to be approximately $300 per ounce on PGM production of approximately 385,000 ounces. During the first quarter of 2005 capital expenditures at the mine were $10.5 million of which $10.1 million was incurred in connection with capitalized mine development.

    EAST BOULDER MINE
    During the first quarter of 2005, the East Boulder Mine produced 39,000 ounces of palladium and platinum at an average mining rate of approximately 1,316 tons of ore per day, compared to 43,000 ounces in the first quarter of 2004. A total of 117,000 tons were milled with a combined average grade of 0.39 ounce per ton in the first quarter of 2005. The mine continues to develop toward achieving a sustainable production rate of 1,650 tons of ore per day by mid-2006. Full utilization of equipment at the mine is expected upon completion of two new ventilation shafts, the first scheduled for fall 2005 and the second scheduled for early-2006. Capacity operations at East Boulder is be approximately 2,000 ore tons per day. During the first quarter of 2005 capital expenditures were $7.0 million of which $6.4 million was incurred in connection with capitalized mine development.

    During the first quarter of 2005, the total cost of revenues at the East Boulder Mine was essentially flat at $21.6 million, compared to $21.2 million for the first quarter of 2004. Depreciation and amortization expense increased by $0.9 million as a result of depletion of capital development placed into service during 2005.

    Total cash costs per ounce, a non-GAAP measure of production efficiency, for the first quarter of 2005 increased 18% to $360 compared to $306 for the same period in 2004 due to significant expenditures in the 2005 first quarter to refurbish ore and waste passes and rising health care costs and increased prices for steel, fuel and rubber.

    FINANCES
    Revenues increased 27% to $127.4 million for the first quarter of 2004 compared with $100.7 million for the first quarter of 2004. The $26.7 million increase was driven by an increase of approximately $34.8 million in the Company's recycling and other PGM activities offset by an $8.1 million decrease in sales revenue from mine production. Sales of 36,000 ounces from recycling of secondary materials provided $25.1 million of added revenue in the first quarter, compared to $16.2 million in the same period of 2004. The sale of 110,000 ounces of palladium received in the 2003 Norilsk Nickel transaction contributed $20.4 million to revenue for the quarter, up from $12.2 million on sales of 46,000 ounces in the first quarter of 2004. Additionally, the resale of 12,000 ounces of purchased platinum and rhodium added $17.7 million to 2005 first quarter revenues.

    For the first three months of 2005, net cash provided by operating activities was $45.3 million, compared to $15.1 million for the comparable period of 2004. This growth in cash provided from operating activities between the first quarter of 2004 and the first quarter of 2005 resulted from higher sales in the first quarter of 2005 of the palladium received in the Norilsk Nickel transaction, as well as reduced cash flow in early 2004 as accounts receivable grew due to higher metals prices, the start of palladium sales from the Norilsk Nickel transaction, and expansion in the volume of secondary materials recycled.

    Capital expenditures totaled $17.5 million in the first quarter of 2005, including $16.5 million incurred in connection with capitalized mine development activities, compared to a total of $14.6 million in the same period of 2004, which included $12.3 million capitalized mine development.

    During the first quarter of 2005, the Company made $0.4 million in principal payments on the Company's debt. In accordance with the terms of the credit facility, the Company is required to remit 25% of the net proceeds from sales of palladium received in the Norilsk Nickel transaction to prepay its term loan facility. Accordingly, $19.5 million of the long-term debt has been classified as a current liability at March 31, 2005, representing that portion of long-term debt expected to be prepaid under this arrangement during the next twelve months. As of March 31, 2005, the Company has remitted $7.8 million in prepayments on the credit facility in connection with the sales of palladium received in the Norilsk Nickel transaction.

    At March 31, 2005, the Company has $131.2 million outstanding under its term loan facilities bearing interest at approximately 5.94% and $7.5 million in a letter of credit under the revolving credit facility as surety for long-term reclamation obligations at East Boulder Mine. The outstanding letter of credit reduced the amount available under the revolving credit facility to $32.5 million at March 31, 2005. The letter of credit carries an annual fee of 3.125%. The remaining unused portion of the revolving credit facility bears an annual commitment fee of 0.75%.

    During the first quarter of 2005, cash, cash equivalents and other highly liquid cash investments increased by $27.4 million to a total of $136.6 million at March 31, 2005. The Company's net working capital at March 31, 2005 was $240.5 million, compared to $236.4 million at December 31, 2004. The increase in net working capital resulted primarily from an increase in the Company's cash and investment balances, offset by a net reduction in operating assets and liabilities of $24.0 million. The Company's ratio of current assets to current liabilities was 4.5 at March 31, 2005 and 4.5 at December 31, 2004.

    METALS MARKET
    During the first quarter of 2005, the market price of palladium averaged $189 per ounce, trading as high as $208 per ounce and as low as $178 per ounce, while platinum traded in a range from $879 per ounce to $844 per ounce and averaged $864 per ounce. The combined average market price per ounce of palladium and platinum for the first quarter of 2005 was $340 compared to $378 for the first quarter of 2004.

    Renewed fund buying and the weakening dollar during the first quarter of 2005 helped both the palladium and platinum prices move up. The palladium price moved steadily higher in early-March to peak at $208 per ounce. Subsequently, palladium fell back to trade in the mid-$190's range at the end of the quarter.

    Stillwater Mining Company will host its first quarter 2005 results conference call at 12:00 p.m. (noon) EDT on May 4, 2005. The conference call dial-in numbers are (800) 762-7308 (U.S.) and (480) 629-9556 (International). The conference call will be simultaneously Web cast on the Internet via the Company's Web site at www.stillwatermining.com. To access the conference call on the Company's Web site go to the Investor Relations Section under Presentations and click on the link to the Conference Call. A replay of the conference call will be available on the Company's Web site or by a telephone replay, dial-in numbers (800) 475-6701 (US) and (320) 365-3844 (International), access code 780600, through May 13, 2005.

    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and Russia. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining Company can be found at its Web site: www.stillwatermining.com.

    Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2004 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Stillwater Mining Company
Key Factors (Unaudited)

                                                                Three months ended
                                                                      March 31,
                                                             ---------------------------
 OPERATING AND COST DATA FOR MINE PRODUCTION                     2005           2004
----------------------------------------------------------   ------------   ------------
Consolidated:
Ounces produced (000)
Palladium                                                             111            114
Platinum                                                               33             34
Total                                                                 144            148

Tons milled (000)                                                     314            313
Mill head grade (ounce per ton)                                      0.51           0.51

Sub-grade tons milled (000)(1)                                         12             16
Sub-grade tons mill head grade (ounce per ton)                       0.18           0.21

Total tons milled (000)(1)                                            326            329
Combined mill head grade (ounce per ton)                             0.49           0.50
Total mill recovery (%)                                                91             91

Total operating costs (000) (Non-GAAP)(2)                    $     38,793   $     35,595
Total cash costs (000) (Non-GAAP) (2)                        $     45,437   $     42,118
Total production costs (000) (Non-GAAP)(2)                   $     66,365   $     57,204

Total operating costs per ounce (Non-GAAP)(3)                $        268   $        240
Total cash costs per ounce (Non-GAAP) (3)                    $        314   $        284
Total production costs per ounce (Non-GAAP)(3)               $        459   $        386

Total operating costs per ton milled
 (Non-GAAP)(3)                                               $        119   $        108
Total cash costs per ton milled (Non-GAAP)(3)                $        139   $        128
Total production costs per ton milled
 (Non-GAAP)(3)                                               $        204   $        174

Stillwater Mine:
Ounces produced (000)
Palladium                                                              81             81
Platinum                                                               24             24
Total                                                                 105            105

Tons milled (000)                                                     197            194
Mill head grade (ounce per ton)                                      0.58           0.57

Sub-grade tons milled (000)(1)                                         12             16
Sub-grade tons mill head grade (ounce per ton)                       0.18           0.21

Total tons milled (000)(1)                                            209            210
Combined mill head grade (ounce per ton)                             0.55           0.55
Total mill recovery (%)                                                92             92

Total operating costs (000) (Non-GAAP)(2)                    $     26,772   $     24,670
Total cash costs (000) (Non-GAAP) (2)                        $     31,280   $     29,057
Total production costs (000) (Non-GAAP)(2)                   $     45,372   $     38,255

Total operating costs per ounce (Non-GAAP)(3)                $        255   $        234
Total cash costs per ounce (Non-GAAP) (3)                    $        298   $        276
Total production costs per ounce (Non-GAAP)(3)               $        432   $        363

Total operating costs per ton milled
 (Non-GAAP)(3)                                               $        128   $        118
Total cash costs per ton milled (Non-GAAP)(3)                $        150   $        139
Total production costs per ton milled
 (Non-GAAP)(3)                                               $        217   $        182

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                                                 Three months ended
                                                                      March 31,
OPERATING AND COST DATA FOR MINE PRODUCTION                  ---------------------------
(Continued)                                                      2005           2004
----------------------------------------------------------   ------------   ------------
East Boulder Mine:
Ounces produced (000)
  Palladium                                                            30             33
  Platinum                                                              9             10
    Total                                                              39             43

Tons milled(000)                                                      117            119
Mill head grade(ounce per ton)                                       0.39           0.40

Sub-grade tons milled(000)(1)                                          --             --
Sub-grade tons mill head grade(ounce per ton)                          --             --

Total tons milled(000)(1)                                             117            119
Combined mill head grade(ounce per ton)                              0.39           0.40
Total mill recovery(%)                                                 89             89

Total operating costs(000)(Non-GAAP)(2)                      $     12,021   $     10,925
Total cash costs(000)(Non-GAAP)(2)                           $     14,157   $     13,061
Total production costs(000)(Non-GAAP)(2)                     $     20,993   $     18,949

Total operating costs per ounce(Non-GAAP)(3)                 $        305   $        256
Total cash costs per ounce(Non-GAAP)(3)                      $        360   $        306
Total production costs per ounce(Non-GAAP)(3)                $        533   $        443

Total operating costs per ton milled
(Non-GAAP)(3)                                                $        103   $         92
Total cash costs per ton milled(Non-GAAP)(3)                 $        121   $        109
Total production costs per ton milled
(Non-GAAP)(3)                                                $        179   $        159

     (1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only.

     (2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment writedowns, gain or loss on disposal of property, plant and equipment, restructuring costs, Norilsk Nickel transaction expenses and interest income and expense are not included in total operating costs, total cash costs or total production costs. These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP). Please see "Reconciliation of Non- GAAP Measures to Cost of Revenues" below for additional detail.

     (3) Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. Please see "Reconciliation of Non-GAAP Measures to Cost of Revenues" below and the accompanying discussion.

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                                                 Three months ended
                                                                       March 31,
                                                             ---------------------------
                                                                 2005           2004
                                                             ------------   ------------
SALES AND PRICE DATA

Ounces sold (000)
  Mine Production:
    Palladium                                                         109            117
    Platinum                                                           31             33
      Total                                                           140            150

  Other PGM activities:
    Palladium                                                         120             54
    Platinum                                                           25             17
    Rhodium                                                            13              2
      Total                                                           158             73

    Total ounces sold                                                 298            223

Average realized price per ounce (4) Mine Production:
    Palladium                                                $        355   $        377
    Platinum                                                 $        820   $        862
      Combined                                               $        459   $        482

  Other PGM activities:
    Palladium                                                $        187   $        255
    Platinum                                                 $        852   $        755
    Rhodium                                                  $      1,481   $        770

Average market price per ounce (4)
    Palladium                                                $        189   $        242
    Platinum                                                 $        864   $        867
      Combined                                               $        340   $        378

     (4) The company's average realized price represents revenues (include the effect of contractual floor and ceiling prices) and hedging gains and losses realized on commodity instruments, but excluding contract discounts, all divided by total ounces sold. The average market price represents the average monthly London PM Fix for palladium, platinum and combined prices and Johnson Matthey for rhodium prices for the actual months of the period.

     Reconciliation of Non-GAAP Measures to Cost of Revenues

     The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while cost of revenues (a GAAP measure included in the Company's Consolidated Statement of Operations and Comprehensive Income/(Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

     While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in cost of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to cost of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

     Total Cost of Revenues: For the Company on a consolidated basis, this measure is equal to consolidated cost of revenues, as reported in the Consolidated Statement of Operations and Comprehensive Income/(Loss). For the Stillwater Mine, East Boulder Mine, and other PGM activities, the Company segregates the expenses within cost of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated cost of revenues in proportion to the monthly volumes from each activity. The resulting total cost of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to consolidated cost of revenues as reported in the Company's Consolidated Statement of Operations and Comprehensive Income/(Loss).

     Total Production Costs (Non-GAAP): Calculated as total cost of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from secondary recycling activities, and timing differences resulting from changes in product inventories. This non-GAAP measure provides a comparative measure of the total costs incurred in association with production and processing activities in a period, and may be compared to prior periods or between the Company's mines.

     When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) - measured for each mine or consolidated - provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

     When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) - measured for each mine or consolidated - provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

     Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated by excluding the depreciation and amortization and asset retirement costs from Total Production Costs (Non-GAAP) for each mine or consolidated. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period.

     When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) - measured for each mine or consolidated - provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

     When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) - measured for each mine or consolidated - provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

     Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations.

     When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) - measured for each mine or consolidated - provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

     When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) - measured for each mine or consolidated - provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to
Cost of Revenues
(in thousands,)

                                                                  Three months ended
                                                                       March 31,
                                                             ----------------------------
                                                                 2005            2004
                                                             ------------    ------------
Consolidated:
Reconciliation to consolidated cost of
 revenues:
Total operating costs (Non-GAAP)                             $     38,793    $     35,595
Royalties, taxes and other                                          6,644           6,523
  Total cash costs (Non-GAAP)                                $     45,437    $     42,118
Asset retirement costs                                                 82              89
Depreciation and amortization                                      20,846          14,997
  Total production costs (Non-GAAP)                          $     66,365    $     57,204
Change in product inventory                                        30,110          12,048
Costs of secondary recycling                                       23,465          15,369
Secondary recycling depreciation                                       13              11
Add: Profit from secondary recycling                                1,900             965
(Gain) or loss on sale of assets and
 other costs                                                           31             (74)
  Total consolidated cost of revenues                        $    121,884    $     85,523

Stillwater Mine:
Reconciliation to cost of revenues:
Total operating costs (Non-GAAP)                             $     26,772    $     24,670
Royalties, taxes and other                                          4,508           4,387
  Total cash costs (Non-GAAP)                                $     31,280    $     29,057
Asset retirement costs                                                 42              73
Depreciation and amortization                                      14,050           9,125
  Total production costs (Non-GAAP)                          $     45,372    $     38,255
Change in product inventory                                        (5,162)          2,136
Add: Profit from secondary recycling                                1,383             686
(Gain) or loss on sale of assets and
 other costs                                                            9              (2)
  Total cost of revenues                                     $     41,602    $     41,075

East Boulder Mine:
Reconciliation to cost of revenues:
Total operating costs (Non-GAAP)                             $     12,021    $     10,925
Royalties, taxes and other                                          2,136           2,136
  Total cash costs (Non-GAAP)                                $     14,157    $     13,061
Asset retirement costs                                                 40              16
Depreciation and amortization                                       6,796           5,872
  Total production costs (Non-GAAP)                          $     20,993    $     18,949
Change in product inventory                                            28           2,060
Add: Profit from secondary recycling                                  517             279
(Gain) or loss on sale of assets and
 other costs                                                           22             (72)
  Total cost of revenues                                     $     21,560    $     21,216

Other PGM activities:
Reconciliation to cost of revenues:
Change in product inventory                                  $     35,244    $      7,852
Secondary recycling depreciation                                       13              11
Costs of secondary recycling                                       23,465          15,369
  Total cost of revenues                                     $     58,722    $     23,232

Stillwater Mining Company
Consolidated Statements of Operations
and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share amounts)

                                                                 Three months ended
                                                                      March 31,
                                                             ----------------------------
                                                                 2005            2004
                                                             ------------    ------------
Revenues:

  Mine production                                            $     64,189    $     72,302
  Secondary processing                                             25,109          16,160
  Sales of palladium received in the
   Norilsk Nickel transaction and other                            38,106          12,231
    Total revenues                                                127,404         100,693

Costs and expenses:
  Cost of metals sold:
    Mine production                                                42,316          47,294
    Secondary processing                                           23,465          15,369
    Sales of palladium received in
     Norilsk Nickel transaction and other                          35,244           7,852
      Total cost of metals sold                                   101,025          70,515

  Depreciation and amortization:
    Mine production                                                20,846          14,997
    Secondary processing                                               13              11
      Total depreciation and amortization                          20,859          15,008
        Total costs of revenues                                   121,884          85,523

  General and administrative                                        4,940           3,724
        Total costs and expenses                                  126,824          89,247

Operating income                                                      580          11,446

Other income (expense)
  Interest income                                                   1,014             284
  Interest expense                                                 (2,802)         (3,900)

Income (loss) before income taxes and
 cumulative effect of accounting change                            (1,208)          7,830

Income tax provision                                                   (3)             --

Income (loss) before cumulative effect
 of accounting change                                              (1,211)          7,830

Cumulative effect of change in accounting                              --           6,035

Net income (loss)                                            $     (1,211)   $     13,865

Other comprehensive income (loss)                                     261            (483)

Comprehensive income (loss)                                  $       (950)   $     13,382

Stillwater Mining Company
Consolidated Statements of Operations and
Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share amounts)
(Continued)

                                                                 Three months ended
                                                                       March 31,
                                                             ---------------------------
                                                                  2005           2004
                                                             ------------   ------------

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE

Income (loss) before cumulative effect
 of accounting change                                        $     (1,211)  $      7,830

Cumulative effect of accounting change                                 --          6,035
  Net income (loss)                                          $     (1,211)  $     13,865

Weighted average common shares outstanding
  Basic                                                            90,491         89,898
  Diluted                                                          90,491         90,169

Basic earnings (loss) per share
  Income (loss) before cumulative effect
   of accounting change                                      $      (0.01)  $       0.08
  Cumulative effect of accounting change                               --           0.07
    Net income (loss)                                        $      (0.01)  $       0.15

Diluted earnings (loss) per share
  Income (loss) before cumulative effect
   of accounting change                                      $      (0.01)  $       0.08
  Cumulative effect of accounting change                               --           0.07
    Net income (loss)                                        $      (0.01)  $       0.15

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share amounts)

                                                               March 31,    December 31,
                                                                 2005           2004
                                                             ------------   ------------
ASSETS
  Current assets
    Cash and cash equivalents                                $    118,389   $     96,052
    Restricted cash equivalents                                     2,680          2,650
    Investments                                                    18,230         13,150
    Inventories                                                   138,530        159,942
    Accounts receivable                                            19,186         18,186
    Deferred income taxes                                           5,065          6,247
    Other current assets                                            7,642          7,428
      Total current assets                                        309,722        303,655

  Property, plant and equipment, net                              431,414        434,924
  Other noncurrent assets                                           5,969          6,139

      Total assets                                           $    747,105   $    744,718

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities
    Accounts payable                                         $     14,528   $     15,029
    Accrued payroll and benefits                                   16,595         13,395
    Property, production and franchise
     taxes payable                                                  7,894          9,183
    Current portion of long-term debt and
     capital lease obligations                                      1,993          1,986
    Portion of debt repayable upon liquidation
     of finished palladium in inventory                            19,546         19,076
    Fair value of derivative instruments                            4,704          4,965
    Other current liabilities                                       4,010          3,604
      Total current liabilities                                    69,270         67,238

  Long-term debt and capital lease obligations                    142,102        143,028
  Deferred income taxes                                             5,065          6,247
  Other noncurrent liabilities                                     17,365         15,476

      Total liabilities                                           233,802        231,989

  Commitments and contingencies

  Stockholders' equity
    Preferred stock, $0.01 par value,
     1,000,000 shares authorized; none issued                          --             --
    Common stock, $0.01 par value,
     200,000,000 shares authorized;
     90,538,185 and 90,433,665 shares issued
     and outstanding                                                  905            904
    Paid-in capital                                               605,328        604,177
    Accumulated deficit                                           (85,129)       (83,918)
    Accumulated other comprehensive loss                           (4,704)        (4,965)
    Unearned compensation - restricted
     stock awards                                                  (3,097)        (3,469)
      Total stockholders' equity                                  513,303        512,729

      Total liabilities and stockholders'
       equity                                                $    747,105   $    744,718

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

                                                                 Three months ended
                                                                       March 31,
                                                             ---------------------------
                                                                 2005           2004
                                                             ------------   ------------
Cash flows from operating activities
Net income (loss)                                            $     (1,211)  $     13,865

Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation and amortization                                    20,859         15,008
  Cumulative effect of accounting change                               --         (6,035)
  Stock issued under employee benefit plans                         1,127          1,058
  Amortization of debt issuance costs                                 155            283
  Amortization of deferred share-based
   compensation                                                       389             --

Changes in operating assets and liabilities:
  Inventories                                                      21,412         11,994
  Accounts receivable                                              (1,000)       (22,599)
  Accounts payable                                                   (501)          (192)
  Other                                                             4,099          1,716

Net cash provided by operating activities                          45,329         15,098

Cash flows from investing activities
  Capital expenditures                                            (17,467)       (14,574)
  Purchases of investments                                        (16,230)        (6,750)
  Proceeds from sale of investments                                11,150          7,200

Net cash used in investing activities                             (22,547)       (14,124)

Cash flows from financing activities
  Payments on long-term debt and
   capital lease obligations                                         (453)          (447)
  Issuance of common stock, net of
   stock issue costs                                                    8             43

Net cash used in financing activities                                (445)          (404)

Cash and cash equivalents
  Net increase                                                     22,337            570
Balance at beginning of period                                     96,052         35,661

Balance at end of period                                     $    118,389   $     36,231

SOURCE  Stillwater Mining Company
    -0-                             05/03/2005
    /CONTACT: John W. Pearson of Stillwater Mining Company, +1-406-373-8742/ /Web site: http://www.stillwatermining.com /